Exhibit 4.96

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

STOCKHOLDER AGREEMENT

Dated as of May 11, 2017

TABLE OF CONTENTS

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STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT is made as of May 11, 2017, by and between Amyris, Inc., a Delaware corporation (“Amyris” or the “Company”), and DSM International B.V., a Dutch limited liability company (hereinafter referred to as “DSM”).

WHEREAS, DSM and Company have entered into the Securities Purchase Agreement, dated as of May 8, 2017 (as may be amended from time to time, the “Securities Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, DSM agreed to purchase (i) 25,000 shares (the “Shares”) of the Series B preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), (ii) warrants (the “Cash Warrants”) to acquire up to 59,521,740 shares of the common stock, $0.0001 per share (the “Common Stock”), of the Company (such shares, the “Cash Warrant Shares”), and (iii) additional warrants to purchase shares of Common Stock as a result of certain dilutive issuances of equity by the Company (the “Anti-Dilution Warrants” and, together with the Cash Warrants, the “Warrants,” and the shares of Common Stock issuable upon exercise of the Anti-Dilution Warrants, the “Anti-Dilution Warrant Shares” and, together with the Cash Warrant Shares, the “Warrant Shares”); and

WHEREAS, DSM and the Company desire to set forth certain rights and obligations of DSM and the Company with respect to DSM’s investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                       Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Disclosure” means public disclosure of material non-public information which, in the judgment of the Non-DSM Directors: (i) would be required to be made in any report or registration statement filed with the SEC by the Company so that such report or registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” means this Stockholder Agreement, as the same may be amended, supplemented, restated or modified.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act. For the avoidance of doubt, and except as otherwise provided herein, DSM will be deemed to Beneficially Own all of the Warrant Shares issuable upon exercise of the Warrants held by DSM Parent, its Subsidiaries and controlled Affiliates at the time of determination.

“Board” means the Board of Directors of the Company.

“Brotas 1” means the Company’s first purpose-built, large-scale production facility located in Brotas, Brazil.

“Brotas 2” means the Company’s planned second purpose-built, large scale production facility adjacent to Brotas 1, for which ground was broken in February 2017.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized or required by law to be closed in San Francisco, California or Amsterdam, The Netherlands.

“Change of Control Transaction” has the meaning give to such term in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock.

“Closing” has the meaning set forth in the Securities Purchase Agreement.

“Competitor” means those Persons set forth on Exhibit A attached hereto and their respective Subsidiaries and controlled Affiliates; provided, however, that the Company may, based on the reasonable determination of the Board, update the Persons set forth on Exhibit A attached hereto not more than once in any consecutive 12-month period to include any other Persons that compete with any material portion of the Company’s business as reasonably determined by the Board; provided, further, that (i) the total number of Persons set forth on Exhibit A shall not exceed seven (7) and (ii) neither DSM Parent nor any of its Subsidiaries or controlled Affiliates may be added to Exhibit A.

“Convertible Securities” means all outstanding securities exercisable or exchangeable for, or convertible into, Voting Securities, including the Warrants.

“DGCL” means the Delaware General Corporation Law.

“Disqualification Event” means the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

“Disqualified Designee” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

“DSM Director” means the DSM Nominee who is elected or appointed to the Board.

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“DSM Nominee” means the individual that DSM is entitled to nominate for election to the Board pursuant to Section 2.1(a).

“DSM Parent” means Koninklijke DSM N.V., a Dutch public limited company and the ultimate parent of DSM.

“Election Notice” shall have the meaning assigned to in Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration in United States dollars, (ii) with respect to non-cash consideration consisting of publicly-traded securities, the average daily closing sales price of such securities for the ten (10) consecutive trading days ending on the trading day immediately preceding the date the Fair Market Value of such securities is required to be determined hereunder on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange, the average of the closing bid and asked prices in the over-the-counter market and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, such amount as is determined to be the fair market value of the non-cash consideration as of such date in the good faith determination of the Non-DSM Directors.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Non-DSM Directors” means the members of the Board other than the DSM Directors.

“Ownership Amount” means, as of the date of the relevant Election Notice, the sum of (A) the number of Shares (on an as-if-converted-to-Common Stock basis, disregarding for such purpose any conversion limitations thereon) and shares of Common Stock then held by DSM Parent, its Subsidiaries and controlled Affiliates, plus (B) the number of Warrant Shares issuable if the Warrants then held by DSM Parent, its Subsidiaries and controlled Affiliates and that have an exercise price that is greater than the price per Participation Share to be issued in the applicable Post-Closing Issuance were fully exercised on such date.

“Ownership Percentage” means, as of the date of the relevant Election Notice, a fraction, the numerator of which is the Ownership Amount and the denominator of which is the total number of outstanding Share Equivalents as of the date of the relevant Election Notice.

“Participation Shares” means the number of Voting Securities or Convertible Securities or any other equity or equity-linked securities (including, for the avoidance of doubt, convertible debt) proposed to be sold by the Company or one of its Subsidiaries in a Post-Closing Issuance.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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“Post-Closing Issuance” shall have the meaning assigned to it in Section 4.2(a).

“Restricted Shares” means the Shares, the Warrants and the Warrant Shares.

“Rule 144” means Rule 144 under the Securities Act.

“Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share Equivalents” means all outstanding shares of the Common Stock, together with all shares of Common Stock issuable upon exercise, conversion or exchange of all outstanding Convertible Securities (whether or not then exercisable, convertible or exchangeable), including the Warrant Shares, that have an exercise, conversion or exchange price that is greater than the price per Participation Share to be issued in the applicable Post-Closing Issuance.

“Shares” shall have the meaning assigned to it in the preamble.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Tranche II Securities” means any shares of Preferred Stock, shares of Common Stock issuable upon conversion thereof, warrants to acquire shares of Common Stock and shares of Common Stock issuable upon exercise thereof, in each case, that are acquired by DSM pursuant to its rights under Section 6.4 of this Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Transfer Restricted Shares.

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“Transfer Restricted Shares” means any Shares, shares of Common Stock issued upon conversion of the Shares, Warrants, Warrant Shares or any Tranche II Securities.

“Voting Securities” means shares of Common Stock and any other securities of the Company that are permitted by their terms to vote generally in the election of directors. Except as otherwise provided herein, references to the number or percentage of Voting Securities outstanding or Beneficially Owned will be deemed to include any Warrant Shares issuable upon exercise of the Warrants at the time of determination.

“Warrants” shall have the meaning assigned to it in the preamble.

“Warrant Shares” shall have the meaning assigned to it in the preamble.

Section 1.2.                       General Interpretive Principles(a)                The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.

(b)               Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

(c)                For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)               Any action that is required to be taken by the Non-DSM Directors or any consent that may be given by the Non-DSM Directors herein shall require the approval or consent of a majority of the Non-DSM Directors.

(e)                The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

GOVERNANCE

Section 2.1.                       Board of Directors.

(a)    Board Representation.

(i)            Following the Closing and for so long as DSM Beneficially Owns at least 4.5% of the Company’s outstanding Voting Securities, DSM shall have the right to nominate one individual for election to the Board; provided, that such individual shall be a member of DSM Parent’s Executive Committee (such individual, the “DSM Nominee”).

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(ii)            In the event that DSM is no longer entitled to nominate a director to the Board pursuant to Section 2.1(a)(i) above, DSM shall promptly cause the then-serving DSM Director to immediately resign. If any such director is unwilling to resign, DSM will take all such actions as are necessary to cause the removal of the director, including voting (or causing to be voted) all of the Voting Securities Beneficially Owned by it in favor of such removal.

(iii)            For so long as DSM has the right to nominate a DSM Nominee for election pursuant to Section 2.1(a)(i), in connection with each election of directors, subject to Section 2.1(a)(v), the Company shall nominate such DSM Nominee for election as a director as part of the management slate that is included in the proxy statement of the Company relating to the election of directors.

(iv)            In the event that any DSM Director shall cease to serve as a director for any reason (other than the resignation or removal of such director as a result of DSM not having the right to nominate a director pursuant to Section 2.1(a)(i)), subject to Section 2.1(a)(v), DSM shall have the right to designate another DSM Nominee to fill the vacancy resulting therefrom. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any DSM Nominee shall not affect the right of DSM to designate a DSM Nominee for election pursuant to Section 2.1(a)(i) in connection with any future election of directors of the Company.

(v)            Notwithstanding the foregoing, as a condition to any DSM Nominee’s appointment to the Board and nomination for election as a director of the Company at the Company’s annual meetings of stockholders:

(A)	DSM and such DSM Nominee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company, with respect to DSM Parent, its Subsidiaries and controlled Affiliates and the applicable DSM Nominee, in each case, to the same extent as all other directors of the Company;

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(B)	such DSM Nominee must be qualified to serve as a director of the Company under the DGCL to the same extent as all other directors of the Company;

(C)	no Disqualification Event shall be applicable to such DSM Nomine except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable;

(D)	such DSM Nominee shall be reasonably acceptable to the Nominating and Governance Committee of the Board; and

(E)	such DSM Nominee must satisfy the requirements set forth in the Company’s Corporate Governance Guidelines, code of conduct and securities trading policy, in each case as currently in effect with such changes thereto (or such successor policies) as are applicable to all other directors, as are adopted in good faith by the Board, and do not by their terms adversely impact any DSM Nominee relative to all other directors (provided that, for the avoidance of doubt, no DSM Nominee shall be required to qualify as an independent director under applicable stock exchange rules or securities laws and regulations).

The Company will make all information requests pursuant to this Section 2.1(a)(v) in good faith in a timely manner that allows DSM and the DSM Nominee a reasonable amount of time to provide such information, and will cooperate in good faith with DSM and the DSM Nominee in connection with their efforts to provide the requested information.

(vi)            DSM hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to DSM’s knowledge, is a Disqualified Designee, (B) that in the event DSM becomes aware that any individual previously designated by DSM is or has become a Disqualified Designee or that a Disqualification Event has become applicable to DSM or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, then DSM shall notify the Company promptly in writing and as promptly as practicable DSM shall take such actions as are necessary to remove any such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (C) for so long as there is a DSM Director, DSM will comply with the Company’s insider trading policy as currently in effect with such changes thereto (or such successor policies) as are applicable to all other stockholders of the Company that have rights to designate or nominate members of the Board.

(b)   Identity of the Nominee. The initial DSM Nominee shall be Chris Goppelsroeder. The Company confirms that Mr. Goppelsroeder is reasonably acceptable to the Nominating and Governance Committee of the Board. The Company shall cause the initial DSM Nominee to be appointed to the Board on or prior to May 18, 2017.

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(c)                      D&O Indemnification. The DSM Director shall be eligible to enter into an indemnification agreement consistent with the form generally entered into with the Company’s officers and directors.

(d)                     Committees. The DSM Director shall be entitled to serve on each standing committee of the Board other than (i) the Compensation Committee of the Board, (ii) the Audit Committee of the Board, (iii) the Nominating and Governance Committee of the Board and (iv) any other committee of the Board for which a DSM Director’s membership would result in a conflict of interest (including, without limitation, any special committee formed for the purpose of evaluating any transaction between the Company and DSM Parent and/or its Subsidiaries or controlled Affiliates).

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1.                       General Transfer Restrictions. The right of DSM to Transfer any Transfer Restricted Shares Beneficially Owned by DSM is subject to the restrictions set forth in this Article III, and no Transfer by DSM of such Transfer Restricted Shares Beneficially Owned by DSM may be affected except in compliance with this Article III. Any attempted Transfer in violation of this Article III shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Article III, and shall not be recorded on the stock transfer books of the Company.

Section 3.2.                       Specific Transfer Restrictions.

(a)    Without the prior approval of the Non-DSM Directors, DSM shall not, and shall not permit DSM Parent or any of its other Subsidiaries or controlled Affiliates to:

(i)            Except as permitted under Section 3.3, Transfer any Transfer Restricted Shares to any Person or Group that is or includes a Competitor; or

(ii)            Except as permitted under Section 3.3, Transfer any Transfer Restricted Shares to any Person or Group during the one-year period immediately following the Closing.

(b)   Other than with respect to any Transfer permitted by Section 3.3, prior to any Transfer of Transfer Restricted Shares to any Person or Group, DSM shall first provide the Company with written notice of its intent to Transfer any Transfer Restricted Shares not later than thirty (30) days prior to the consummation of such proposed Transfer. Thereafter, DSM agrees to negotiate in good faith with the Company with respect to the purchase by the Company or any other third parties introduced to DSM by the Company of such Transfer Restricted Shares subject to such proposed Transfer.

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(c)    DSM acknowledges that the Restricted Shares have not been registered under the Securities Act and may not be Transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. DSM covenants that the Restricted Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state and foreign securities laws. In connection with any Transfer of Restricted Shares other than pursuant to an effective registration statement or to the Company, or pursuant to Rule 144, the Company may require DSM to provide to the Company an opinion of counsel selected by the DSM and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such Transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any legal opinion, except to the extent that the transfer agent requests such legal opinion, any Transfer of Restricted Shares by DSM to DSM Parent or another Subsidiary or controlled Affiliate of DSM Parent, provided that the Transfer is effected in accordance with Section 3.3.

(d)   DSM agrees to the imprinting, so long as is required by this Section 3.2, of the following legend on any certificate evidencing any of the Restricted Shares:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Certificates evidencing the Restricted Shares shall not be required to contain such legend or any other legend (i) following any sale of such Restricted Shares pursuant to an effective registration statement (including the Registration Statement) covering the resale of the Restricted Shares, (ii) following any sale of such Restricted Shares pursuant to Rule 144 if the holder provides the Company with a legal opinion reasonably acceptance to the Company to the effect that the Restricted Shares were sold under Rule 144 or (iii) if the holder provides the Company with a legal opinion reasonably acceptable to the Company to the effect that the legend is not required under applicable requirements of the Securities Act. Notwithstanding anything to the contrary in this Agreement or the Securities Purchase Agreement, in the event of any conflict or inconsistency between any provision of Section 3.2(d), Section 3.2(d) or Article V of this Agreement, on the one hand, and any provision of the Securities Purchase Agreement, on the other hand, whichever provision is more favorable to DSM under the circumstances (as determined by DSM in its sole discretion) will control as between the Company and DSM.

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Section 3.3.                       Permitted Transfers.

(a)    DSM may Transfer any or all of the Transfer Restricted Shares held by it (i) to DSM Parent or any of its other Subsidiaries or controlled Affiliates, provided that, at or prior to the Transfer, such transferee shall have agreed with the Company in writing to be bound by all of the terms and condition of this Agreement applicable to DSM, or (ii) in connection with a Change of Control Transaction or Fundamental Transaction (as such term is defined in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock), at the consummation of (and pursuant to the terms of) such transaction.

(b)   Notwithstanding anything herein to the contrary, no change in control or ownership of any shares in the capital stock of DSM Parent shall constitute a Transfer for purposes of this Agreement.

ARTICLE IV

SHARE OWNERSHIP

Section 4.1.                       Standstill.

(a)    Except as provided in Section 4.1(b), from the Closing until three months after no DSM Nominee serves on the Board (the “Standstill Period”), DSM shall not, nor shall it permit DSM Parent or any of its other Subsidiaries or controlled Affiliates to, directly or indirectly, without the prior consent of the Company (acting through a resolution of the Company’s Non-DSM Directors):

(i)            acquire or agree to acquire, whether by purchase, tender or exchange offer, by forming, joining or otherwise participating in a partnership, syndicate or other Group, through the use of a derivative instrument or voting agreement, or otherwise, (A) Beneficial Ownership of additional Voting Securities or Convertible Securities after the Closing that would result in DSM Parent (together with its Subsidiaries or controlled Affiliates and any parties acting as members of a Group with DSM), having Beneficial Ownership of more than 33.0% in the aggregate of the shares of Voting Securities outstanding at such time (assuming (1) the exercise of all of then-outstanding Warrants for the maximum number of shares of Common Stock issuable thereunder, regardless of whether such Warrants are then exercisable, (2) the conversion of the Shares for the maximum number of shares of Common Stock issuable thereunder, regardless of whether such Shares are then convertible, and (3) the exercise or conversion, as applicable, of any Tranche II Securities for the maximum number of shares of Common Stock issuable thereunder, regardless of whether such Tranche II Securities are then exercisable or convertible, as the case may be, which number of shares shall be included in the numerator and denominator for purposes of determining the percentage of Voting Securities Beneficially Owned by DSM Parent (together with its Subsidiaries and controlled Affiliates and any parties acting as members of a Group with DSM) for purposes of this clause (A)), except pursuant to Section 4.2 or Section 6.4 of this Agreement, pursuant to the exercise of the Warrants or any warrants that constitute Tranche II Securities, pursuant to the Securities Purchase Agreement or pursuant to the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock, or (B) any direct or indirect ownership interest in any indebtedness or debt securities of the Company or any of its Subsidiaries, except pursuant to Section 4.2 of this Agreement;

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(ii)            (A) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote Voting Securities, (B) seek to advise or knowingly influence any Person with respect to the voting of any Voting Securities or (C) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except for this Agreement;

(iii)            make any public announcement of a proposal or offer (with or without conditions) with respect to any extraordinary transaction involving DSM Parent or its Subsidiaries or controlled Affiliates and the Company including, without limitation, any tender offer, merger, consolidation or business combination;

(iv)            effect or seek to effect any recapitalization, reclassification, liquidation or dissolution of the Company;

(v)            publicly disclose any intention, plan or arrangement by DSM regarding the possibility of any of the events described in clauses (i) through (iv) above;

(vi)            knowingly take any action that would require either the Company or DSM under applicable law or the rules of the principal exchange on which the Company’s Common Stock is then listed or traded to make a public announcement regarding the possibility of any of the events described in clauses (i) through (iv) above; or

(vii)            enter into any discussions, negotiations, agreements or understandings with any other third Person (excluding DSM’s advisors) with respect to any of the foregoing.

(b)   Notwithstanding the foregoing, the restrictions contained in Section 4.1(a) shall not (1) apply with respect to the designation of the DSM Nominees in accordance with this Agreement, (2) prevent a DSM Director from taking any action in his or her capacity as a director of the Company, (3) prohibit DSM Parent or any of its Subsidiaries or controlled Affiliates from voting its Voting Securities in its discretion, (4) apply to the acquisition of securities in or control of another Person (including by way of merger or consolidation) or (5) apply to any acquisitions or investments by any bona fide employee benefit plan of DSM Parent or its Subsidiaries or controlled Affiliates. In addition, the restrictions contained in Section 4.1(a) shall not prevent a private communication to the Board to the extent that such private communication would not reasonably be expected to require a public disclosure prior to any public announcement by the Company that it (or its Board) has approved or entered into an agreement with respect to a Change of Control Transaction or Fundamental Transaction.

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Section 4.2.                       Preemptive Rights.

(a)    Other than as set forth in Section 4.2(d) and (e), if the Company or any Subsidiary of the Company at any time shall propose to issue any Voting Securities or Convertible Securities or any other equity or equity-linked securities (including, for the avoidance of doubt, convertible debt) following the Closing in a capital raising transaction for cash (other than pursuant to the Securities Purchase Agreement) (a “Post-Closing Issuance”), DSM shall have the right to purchase for cash directly from the Company or such Subsidiary up to its Ownership Percentage of such Participation Shares at the same purchase price as the price for the Participation Shares to be issued.

(b)   With respect to any Post-Closing Issuance, the Company, on behalf of itself or its applicable Subsidiary, will notify DSM in writing (the “Notice”) stating (i) its bona fide intention to offer such Participation Securities, (ii) the number of such Participation Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Participation Securities.

(c)    Within thirty (30) business days after giving of the Notice, DSM may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to its Ownership Percentage of such Participation Shares. DSM shall be entitled to allocate, as among DSM Parent and its Subsidiaries and controlled Affiliates (who agree or have agreed in writing to be bound by the terms of this Agreement), the number of Participation Shares entitled to be purchased by DSM Parent and its Subsidiaries and controlled Affiliates (collectively) pursuant to this Section 4.2. In the event that DSM elects to exercise its purchase rights pursuant to this Section 4.2, DSM shall provide to the Company written notice of such election (the “Election Notice”) to purchase up to its Ownership Percentage of the Participation Shares hereunder, which notice shall (i) certify the Ownership Amount as of the date of the Election Notice, (ii) specify the number of Participation Shares to be purchased by DSM Parent and its Subsidiaries and controlled Affiliates (not to exceed DSM’s Ownership Percentage of the Participation Shares, the “Specified Number”), and (iii) the allocation of such Participation Shares among DSM Parent and its Subsidiaries and controlled Affiliates. DSM shall, or shall cause DSM Parent and its other Subsidiaries and controlled Affiliates (as applicable) to, purchase, and the Company shall, or shall cause its applicable Subsidiary to, issue and sell to DSM Parent and its Subsidiaries and controlled Affiliates (as applicable), the Specified Number of the Participation Shares concurrently with the related Post-Closing Issuance by the Company or its applicable Subsidiary.

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(d)   In the event that the Post-Closing Issuance which gave rise to the exercise by DSM of its purchase rights pursuant to this Section 4.2 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of DSM pursuant to this Section 4.2 shall also terminate as to such proposed Post-Closing Issuance (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by DSM shall be refunded in full.

(e)    Notwithstanding the foregoing, the provisions of this Section 4.2 shall not apply to, and DSM shall not have any purchase rights with respect to, any of the following types of Post-Closing Issuances by the Company or any of its Subsidiaries:

(i)            any Post-Closing Issuance of Voting Securities or Convertible Securities to officers, employees, directors or consultants of the Company in connection with such Person’s employment or consulting arrangements with the Company or the service of such person as a director;

(ii)            any Post-Closing Issuance of Voting Securities or Convertible Securities (i) in any business combination or acquisition transaction involving the Company or any of its Subsidiaries or (ii) in connection with the incurrence of indebtedness by the Company or any of its Subsidiaries (provided that such indebtedness does not constitute a Convertible Security);

(iii)            any Post-Closing Issuance of Voting Securities or Convertible Securities in connection with any stock split, stock dividend or recapitalization approved by the Board (so long as all holders of the same class or series of Voting Securities is treated equally with all other holders of such class or series of Voting Securities); or

(iv)            any Post-Closing Issuance of Voting Securities pursuant to a public offering registered under the Securities Act; or

(v)            any Post-Closing Issuance of Voting Securities or Convertible Securities to any Person (or any Affiliate of a Person), which is an operating company or an owner of an asset in a business synergistic with the Company’s business as determined in good faith by the Board, to induce such Person to enter into any joint venture or other strategic or commercial relationship with the Company or any of its Subsidiaries that provides to the Company additional benefits in addition to the investment of funds, as determined in good faith by the Non-DSM Directors, but shall not include a transaction in which the Company or any of its Subsidiaries is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities of other Persons.

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(f)    The Company may, during the seventy-five (75) day period following the expiration of the period provided in Section 4.2(c) hereof, offer the remaining unsubscribed portion of such Participation Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of such Participation Securities, or enter into a definitive agreement for the sale of such Participation Securities, within such period, or if the Company enters into such a definitive agreement and such agreement is not consummated within seventy-five (75) days of the execution thereof, the purchase right pursuant to this Section 4.2 shall be deemed to be revived and no such Participation Securities shall be offered unless first reoffered to DSM in accordance herewith.

ARTICLE V
REGISTRATION RIGHTS

The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Article V, with respect to the Registrable Securities (as defined below) owned by such Holders.

Section 5.1.                       Certain Definitions. As used in this Article V:

(a)    “Effective Date” means the date that the Initial Registration Statement has been declared effective by the SEC.

(b)   “Effectiveness Deadline” means the date which is 225 days after the Closing.

(c)    “Filing Deadline” means the date which is 180 days after the Closing.

(d)   “Holder” (collectively, “Holders”) means (i) DSM and (ii) any subsidiary or controlled Affiliate of DSM Parent that DSM designates in writing as a Holder, in each case to the extent holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

(e)    “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

(f)    “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a Registration Statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(g)   “Registrable Securities” means (i) Underlying Shares held by, or issuable to, Holders and (ii) any shares of Voting Securities issued as (or issuable upon) a stock split, stock dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities set forth in clause (i), in each case, until the earliest to occur of (A) the date on which a Registration Statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective Registration Statement, (B) the date on which such security is sold pursuant to Rule 144, (C) the date on which such security ceases to be outstanding, (D) the date on which the Holder thereof, together with its Affiliates, is able to dispose of all of its Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act) or (E) five (5) years from the date hereof.

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(h)   “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the Registrable Securities.

(i)     “Required Registration Amount” means the lesser of (i) 100% of the sum of the maximum number of Underlying Shares issued and issuable as of the Trading Day immediately preceding the applicable date of determination or (ii) such other amount as may be required by the staff of the SEC pursuant to Rule 415 with any cutback applied pro rata to all Holders.

(j)                       “Underlying Shares” means the shares of Common Stock issuable upon conversion of the Shares, the Warrant Shares and any shares of Common Stock issuable upon conversion or exercise, as applicable, of the Tranche II Securities.

Section 5.2.                       Registration

(a)    (i) Initial Mandatory Registration. The Company shall use reasonable efforts to prepare, and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC a Registration Statement on Form S-3 covering the resale of all of the Registrable Securities (the “Initial Registration Statement”). The Initial Registration Statement prepared pursuant hereto shall register for resale at least the number of shares of Common Stock equal to the Initial Required Registration Amount determined as of the date the Initial Registration Statement is initially filed with the SEC. The Company shall use its reasonable best efforts to have the Initial Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Initial Effectiveness Deadline. The Company shall use its reasonable efforts to file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Initial Registration Statement by 9:30 am on the Business Day following the Effective Date, but in any case no later than the deadline required by Rule 424.

(ii)            Additional Registrations. Notwithstanding anything herein to the contrary, to the extent the staff of the SEC does not permit all of the Registrable Securities to be registered on the Initial Registration Statement, the Company shall file additional Registration Statements successively trying to register on each such Registration Statement the maximum number of remaining Registrable Securities until all of the Registrable Securities have been registered for resale. Each such additional Registration Statement prepared pursuant hereto shall register for resale at least that number of shares of Common Stock equal to the Additional Registrable Securities determined as of the date such Additional Registration Statement is initially filed with the SEC. The Company shall use its reasonable efforts to have each such additional Registration Statement declared effective by the SEC as soon as practicable. The Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such additional Registration Statement by 9:30 am on the Business Day following the effective date of such Registration Statement, but in any case no later than the deadline required by Rule 424.

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(iii)            Underwritten Registrations. With respect to any of the registrations contemplated by this Section 5.2(a), DSM may request that up to three such registrations provide for an underwritten offering of the Registrable Securities. In connection with any such underwritten offering, the right of any Holder to registration pursuant to this Section 5.2(a)(iv) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein in subject to the limitations expressed in this Section 5.2. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with any other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting.

(iv)            Subject to the provisions of this Section 5.2 and further subject to the availability of a Registration Statement on Form S-3 (or any successor form thereto) to the Company pursuant to the Securities Act and the rules and interpretations of the SEC, the Company will use its reasonable efforts to keep the Initial Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of: (A) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement and (B) there otherwise cease to be any Registrable Securities.

(v)            Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase or decrease in the number of Registrable Securities included therein shall be allocated pro rata among the Holders based on the number of Registrable Securities held by each Holder at the time the Registration Statement covering such initial number of Registrable Securities or increase or decrease thereof is declared effective by the SEC. In the event that a Holder sells or otherwise transfers any of such Holder’s Registrable Securities, each transferee that becomes a Holder shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Holders, pro rata based on the number of Registrable Securities then held by such Holders which are covered by such Registration Statement.

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(b)   Suspension of Filing or Registration. If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, stating that the filing, effectiveness or continued use of a Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than 75 days (or such longer period as DSM shall consent to in writing) within which to delay the filing or effectiveness of such Registration Statement or, in the case of a Registration Statement that has been declared effective, to suspend the use by Holders of such Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the DSM, the Company shall not be permitted to exercise a Suspension more than twice during any 12-month period for each Shelf Registration Statement. In the case of a Shelf Suspension that occurs after the effectiveness of a Registration Statement, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and (i) in the case of a Registration Statement that has not been declared effective, shall promptly thereafter file a Registration Statement and use its reasonable best efforts to have such Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement, if required by the registration form used by the Company for the shelf registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder.

(c)    The Company shall use its commercially reasonable efforts to take all actions reasonably necessary to ensure that the transactions contemplated herein are effected as so contemplated in Section 5.2(a) hereof, and to submit to the SEC, within five Business Days after the Company learns that no review of a Registration Statement will be made by the staff of the SEC or that the staff has no further comments on a Shelf Registration Statement, as the case may be, a request for acceleration of effectiveness (or post effective amendment, if applicable) of such Registration Statement to a time and date not later than 48 hours after the submission of such request.

(d)   Any reference herein to a registration statement or prospectus as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time and any reference herein to any post-effective amendment to a registration statement as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time. Any reference to a prospectus as of any time shall include any supplement thereto, preliminary prospectus, or any free writing prospectus in respect thereof.

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(e)    In connection with the filing of a Registration Statement, the Company shall:

(i)            prepare and file with the SEC within the time periods specified in Section 5.2(a), a Registration Statement on any form which may be utilized by the Company and which shall register all of the Registrable Securities for resale by the holders thereof in accordance with such method or methods of disposition (but which shall not include an underwritten offering as to which the Company needs to assist) as may be specified by DSM and use reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable but in any case within the time periods specified in Section 5.2(a);

(ii)            as soon as reasonably practicable prepare and file with the SEC such amendments and supplements to such Registration Statement (including without limitation, any required post effective amendments) and the prospectus included therein as may be necessary to effect and maintain the effectiveness of such Registration Statement for the period specified in Section 5.2(a) hereof and as may be required by the applicable rules and regulations of the SEC and the instructions applicable to the form of such Registration Statement;

(iii)            comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by DSM provided for in such Registration Statement;

(iv)            provide DSM and its legal counsel (“Legal Counsel”) a reasonable opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto (but not including any documents incorporated by reference), in each case subject to customary confidentiality restrictions, and give reasonable consideration to any comments Legal Counsel provides with respect to any Shelf Registration Statement or amendment or supplement thereto. The Company shall furnish to Legal Counsel copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement;

(v)            promptly notify DSM (A) when such Registration Statement or the Prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (B) of any comments by the SEC with respect thereto or any request by the SEC for amendments or supplements to such Registration Statement or prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (E) if at any time when a prospectus is required to be delivered under the Securities Act, that such Registration Statement, prospectus, prospectus amendment or supplement or post-effective amendment does not conform in all material respects to the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder or contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

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(vi)            in the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to DSM and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(f)    In connection with a shelf registration, the Company may require each Holder whose Registrable Securities are covered by the shelf registration, to furnish to the Company such information regarding the Holder, including, without limitation, its intended method of distribution of Registrable Securities as may be required in order to comply with the Securities Act. The Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by the Holder to the Company or of the occurrence of any event in either case that could cause the prospectus to contain an untrue statement of a material fact regarding the Holder or its intended method of disposition of such Registrable Securities or omits to state any material fact regarding the Holder or its intended method of disposition of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to the Holder or the disposition of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. If the Holder fails to provide to the Company any information required to be provided pursuant to this Section 5.2 after the Holder became aware of the inaccuracy, omission or required change, the Company may suspend the use of the Registration Statement and the prospectus contained therein until such time as the Holder provides the required information to the Company.

Section 5.3.                       Piggyback Registration.

(a)    Company Registration. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a primary registration of securities under Rule 415 of the Securities Act, (4) a registration pursuant to which the Company is offering to exchange its own securities, (5) a registration statement relating solely to dividend reinvestment or similar plans, (6) a resale shelf registration statement relating solely to debt securities of the Company that are convertible into Common Stock and the underlying shares of Common Stock or (7) a registration pursuant to Section 5.2), the Company will:

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(i)            promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii)            include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by any Holder or Holders, subject, in each case, to the limitations expressed in Section 5.2 and except as set forth in Section 5.3(b) below.

(b)   Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 5.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein in subject to the limitations expressed in Section 5.2. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 5.3. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first to the Company and second to the Holders and any other holders with registration rights on a pro rata basis based on the total number of Registrable Securities held by the Holders and such other holders. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) subject to the limitations expressed in Section 5.2, reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration by all selling stockholders. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 5.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

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(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 5.4.                       Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Sections 5.2 and 5.3, including all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company; provided, however, that the Company shall not be required to pay the fees of Legal Counsel, stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

Section 5.5.                       Obligations of the Company. Whenever required under this Article V to effect the registration of any Registrable Securities, the Company shall (in addition to the requirements set forth in Section 5.2(e) with respect to a Registration Statement), as expeditiously as reasonably possible:

(a)    prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by sellers thereof set forth in such registration statement;

(b)   permit any Holder which Holder, in the reasonable judgment of the Company, if deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of the Company should be included;

(c)    furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(e)    notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;

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(f)    notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(h)   use its reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(i)     in the case of an underwritten offering, make available for inspection, at the Company's headquarters during normal business hours, by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(j)     use its reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 5.2(a), as applicable; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)   in the case of an underwritten offering, obtain for delivery to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters and their respective counsel;

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(l)     in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(m)        use its reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock is then listed;

(n)   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(o)   cooperate with Holders including Registrable Securities in such registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities; and

(p)   use its reasonable efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

Section 5.6.                       Indemnification.

(a)    The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, and each Person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Article V, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

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(b)   Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article V, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, partners, directors and agents and each Person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 5.6(b).

(c)    Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

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(d)   In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement less all underwriting fees and discounts and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.7.                    Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article V.

Section 5.8.                    Transfer of Registration Rights. The rights, contained in Sections 5.2 and 5.3 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed by DSM pursuant to a transfer not prohibited by Section 3.2.

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Section 5.9.                    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article V.

Section 5.10.          Termination of Registration Rights. In addition to any termination of this Agreement in accordance with Section 7.1 hereof, the rights of DSM to cause the Company to register securities under Article V hereof shall terminate on the date when there no longer remaining any Registrable Securities.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1.                       Protective Provisions. For so long as DSM is entitled to designate a director of the Board pursuant to Section 2.1(a)(i) of this Agreement, without the affirmative vote of any then-serving DSM Director, the Company will not (and, where applicable, will not permit any of its Subsidiaries to) (a) [*] or (b) other than principal and interest payments required by the terms of such agreement (as currently in effect), use any proceeds from the transactions contemplated by the Securities Purchase Agreement or the Tranche II Funding Amount to repay any amounts owed by the Company under that certain Loan and Security Agreement, dated as of March 29, 2014, as amended prior to the date hereof, between the Company and Stegodon Corporation (assignee of Hercules Technology Growth Capital, Inc.) prior to the Term Loan Maturity Date (as such term is currently defined in such agreement).

Section 6.2.                       Right of First Negotiation; Toll Manufacturing Option.

(a)                      The Company will not agree or commit to enter into any new agreements (or amend or otherwise modify any existing agreement to cover any new project) with respect to any project in [*] field (the “ [*] ”), including the projects set forth on Schedule 6.2(a) attached hereto, unless the Company has first engaged in good faith negotiations with DSM with respect to such projects for a period of at least sixty (60) days (the “Right of First Negotiation”); provided, however, that if DSM enters into a commercial relationship with the Company with respect to any such project that obligates the Company to exclusively develop such project with DSM, and following 24 months of the launch of such project the product development levels thereunder do not exceed volume thresholds to be mutually agreed to by DSM and the Company within 90 days of the launch of such project, then the Company will be released from its exclusivity obligations under such commercial relationship with DSM but the Company shall otherwise remain bound by its other obligations thereunder.

(b)                     DSM will also have an option (the “Toll Manufacturing Option”) to use the Brotas 1 or Brotas 2 facility for toll manufacturing of DSM [*] and / or other DSM products by the Company; provided, however, that (i) such option shall be limited to 50% of the manufacturing capacity of each such facility, (ii) (a) with respect to Brotas 1, any such products manufactured for DSM must have a higher return to the Company relative to any alternative projects at Brotas 1 related to the manufacture, distribution, license, sale, transfer or assignment of [*] available to the Company, as determined in good faith by the Board, and (b) with respect to Brotas 2, any such products manufactured for DSM must have a higher return to the Company relative to any alternative projects at Brotas 2 available to the Company, as determined in good faith by the Board.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c)                      Notwithstanding the foregoing, (i) the Toll Manufacturing Option set forth in Section 6.2(b) shall expire if the aggregate annual cash spend by DSM (calculated for each calendar year beginning on January 1, 2018) in favor of the Company in connection with all commercial activity with the Company, including payments for production of DSM products, license fees, exclusivity payments and/or collaboration payments for joint development programs, is less than [*] , and (ii) the Toll Manufacturing Option set forth in Section 6.2(b) shall not be exercisable by DSM if there are no active projects with DSM at Brotas 1 or Brotas 2 following the date that is 36 months after the Closing.

Section 6.3.                       Further Assurances; Operational Cost Savings; Foris Funding Commitment. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company will use reasonable best efforts to implement operational cost/expense savings of at least [*] per annum beginning on January 1, 2018. At DSM’s request, the Company will enforce its rights under that certain letter from Foris Ventures, LLC to the Company, dated May 6, 2017.

Section 6.4.                       Tranche II Funding.  During the 90-day period following the Closing, DSM and the Company will negotiate in good faith to mutually agree on certain terms and conditions upon which DSM shall purchase additional shares of Preferred Stock and Warrants prior to the end of such 90-day period but after the Stockholder Approval (as such term is defined in the Securities Purchase Agreement) has been obtained; it being acknowledged that the parties have already agreed as follows: (a) such purchase shall be in an amount to be agreed by the Company and DSM but no less than $25 million and no more than $30 million (such amount, the “Tranche II Funding Amount”); (b) the Company shall enter into a new securities purchase agreement with DSM (which agreement shall be in substantially the same form as the Securities Purchase Agreement, except that (i) DSM shall be the sole “Purchaser” thereunder, (ii) DSM’s “Subscription Amount” thereunder shall be the Tranche II Funding Amount, and (iii) the effective price per share of the “Series B Convertible Preferred Stock” to be issued to DSM thereunder in connection with the Tranche II Funding, without taking into account warrants to purchase shares of Common Stock to be issued to DSM in accordance with prior discussions of the Company and DSM, shall be equal to $0.42); (c) such shares of Preferred Stock shall have the same preferences, rights and limitations as described in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Stock; (d) at or prior to the Tranche II Funding (as defined below) the Company will have received at least $10 million of additional cash equity funding from other investors and at least $8 million of additional cash debt or equity funding from an existing stockholder of the Company; (e) at the closing of the transactions contemplated by such new securities purchase agreement (the “Tranche II Funding”); and (f) the Tranche II Funding is conditioned upon the approval of DSM Parent’s Managing Board (in its sole discretion), (i) the Company shall enter into an amendment to this Agreement providing for a second DSM Nominee who DSM may nominate for election to the Board but who shall not be required to be a member of DSM Parent’s Executive Committee and (ii) the [*] License Agreement described in clause (i) of the definition of IP License set forth in the Securities Purchase Agreement shall become effective.  Thereafter, during the 90-day period following the closing of the Tranche II Funding (which period shall end on December 31, 2017, if earlier, the “Outside Date”), DSM and the Company will in good faith negotiate to mutually agree on the most critical (operational) parameters for the development of the molecule best suited to achieve the cost targets defined for [*] . In the event that the parties do not reach agreement on such parameters prior to the Outside Date, (I) the Right of First Negotiation set forth in Section 6.2(a) shall terminate and expire with respect to [*] only, (II) on the first anniversary of the closing of the Tranche II Funding and each subsequent anniversary thereof, the Company will make a $5 million cash payment to DSM by wire transfer of immediately available funds to a bank account designated by DSM in writing at least two (2) Business Days prior to each such payment date; provided that the aggregate amount of such payments shall not exceed the Tranche II Funding Amount and (III) the Intellectual Property Escrow Agreement described in clause (ii) of the definition of IP License set forth in the Securities Purchase Agreement shall become effective. Following the closing of the Tranche II Funding, DSM and the Company will in good faith negotiate a development agreement regarding each of the products listed on Schedule 6.2(a) other than [*] , it being the intention of the parties that (A) DSM will achieve a per unit cost for such product that is competitive, but at least [*] , or as otherwise mutually agreed by the Company and DSM, and (B) DSM will be charged only for the Company’s direct costs for development work for such product, provided that the collaboration terms include a value sharing arrangement for the manufacturing of any product under such collaboration by the Company for DSM. For the avoidance of doubt the prior sentence does not create an obligation to enter into a development agreement regarding the products listed on Schedule 6.2(a) other than [*] , but rather creates an obligation to negotiate in good faith with respect to any such agreement.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE VII

TERMINATION

Section 7.1.                       Termination. This Agreement shall terminate and be of no further force and effect upon and after the Company’s consummation of a Change of Control; provided, however, that (i) such termination shall not waive or release any party from any liability for such party’s willful breach of this Agreement occurring prior to such termination and (ii) Section 6.2 (and, with respect thereto, Articles I and VIII) shall survive such termination and remain in full force and effect following such termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.                       Entire Agreement. This Agreement (together with the Securities Purchase Agreement, the Warrants, the IP License (as such term is defined in the Securities Purchase Agreement) and the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 8.2.                       Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach or threatened breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 8.3.                       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and performed entirely within such state, without regard to conflict of laws principles.

Section 8.4.                       Amendment and Waiver.

(a)    This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and DSM.

(b)   Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

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Section 8.5.                       Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 8.6.                       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (Pacific Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Business Day or later than 6:30 p.m. (Pacific Time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

Section 8.7.                       Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 8.8.                       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[The remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AMYRIS, INC.

By:	/s/ John Melo
	Name	John Melo
	Title:	President and CEO

Address for Notice:

5885 Hollis Street, Suite 100
Emeryville, CA 94608

Facsimile No.:
Email Address:

Attn:	General Counsel

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94110
Attention:
Email Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

DSM International B.V.

By:	/s/ Philip Eykerman
	Name	PHILIP EYKERMAN
	Title:	EVP CORP STRATEGY

By:	/s/ Hugh Welsh
	Name	Hugh Welsh
	Title:	President DSM NA

Address for Notice:	Het Overloon 1
6411 TE Herleen
the Netherlands

Facsimile No.:
Email Address:

Attn:	General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Ave, Suite 2800
Chicago, Illinois 60611
Attention:

Email Address:

Exhibit A

List of Competitors

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6.2(a)

Subject to those pre-existing commercial arrangements described below, as in effect as of the date hereof, projects relating to [*].

Pre-existing commercial arrangements: The Company has pre-existing commercial arrangements with (i) [*] and (ii) [*] .

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.